Exhibit 4.01
EXECUTION VERSION
AGREEMENT
dated September 29, 2010
amending the
EXCHANGE AGREEMENT
dated June 9, 2009
between
CITIGROUP INC. and the
UNITED STATES DEPARTMENT OF THE TREASURY
          This Agreement (the “Agreement”) amends the Exchange Agreement, dated June 9, 2009 (the “Exchange Agreement”), between Citigroup Inc., a Delaware corporation (the “Company”) and the United States Department of the Treasury (“Treasury”) and is entered into this 29th day of September 2010.
RECITALS
          WHEREAS, the Company and Treasury entered into the Securities Purchase Agreement, dated as of December 31, 2008, relating to the Targeted Investment Program, whereby Treasury invested $20,000,000,000 in the Company and the Company issued to Treasury 20,000 shares of the Company’s preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series I” (the “TIP Preferred Stock”), having a liquidation amount of $1,000,000 per share, and a warrant to purchase 188,501,414 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”);
          WHEREAS, as consideration for the loss protection provided by Treasury and the FDIC to the Company and certain of its affiliates under a master agreement, dated as of January 15, 2009, among Treasury, the FDIC and the Federal Reserve Bank of New York (the “Master Agreement”), the Company issued to Treasury 4,034 shares of the Company’s preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock Series G” (the “Guarantee Preferred Stock”), having a liquidation amount of $1,000,000 per share, and a warrant to purchase 66,531,728 shares of Common Stock;
          WHEREAS, pursuant to the Exchange Agreement, inter alia, the Company caused a newly-formed Delaware business trust (the “TruPS Issuer”) to (i) issue and sell the number of preferred shares calculated in accordance therewith and having the terms set forth in Schedule A thereto (the “TIP TruPS”) to Treasury in exchange for the surrender of the shares of TIP Preferred Stock held by Treasury; and (ii) issue and sell the number of preferred shares calculated in accordance therewith and having the terms set forth in Schedule A thereto (the “Treasury Guarantee TruPS”) to Treasury in exchange for the surrender of the shares of Guarantee Preferred Stock held by Treasury, in each case on the terms and subject to the conditions set forth in the Exchange Agreement;
          WHEREAS, the parties to the Master Agreement entered into a Termination Agreement, dated December 23, 2009, pursuant to which, inter alia, the Company (i) redeemed or repurchased the TIP TruPS and (ii) reduced the Liquidation Amount (as defined in the Amended and Restated Declaration of Trust of Citigroup Capital XXXIII, dated July 30, 2009, the “Liquidation Amount”) of Treasury Guarantee TruPS by $1,800,000,000 to $2,234,000,000;
          WHEREAS, under the terms of Section 4.5 of the Exchange Agreement, Treasury has the right (the “TruPS Exchange Right”) to require the Company (i) to exchange the TruPS Exchange Securities for Registrable TruPS Exchange Securities (as defined in the Exchange Agreement) and (ii) at the time of any such exchange, to issue Registrable Subordinated Debentures and a Registrable Guarantee (each, as defined in the Exchange Agreement) in connection with the issuance of the Registrable TruPS Exchange Securities;
          WHEREAS, by this Agreement, the Company and Treasury wish to amend the Exchange Agreement to alter and add certain provisions related to the TruPS Exchange Right in order to facilitate the sale of the Registrable TruPS Exchange Securities in the U.S. public capital markets;
          WHEREAS, Treasury wishes to provide notice to the Company of its intent to exercise its TruPS Exchange Right pursuant to Section 4.5(c) of the Exchange Agreement and to provide notice to the Company of its intent to distribute Registrable Securities by means of an underwritten offering pursuant to Section 4.6(a)(ii) of the Exchange Agreement; and
          WHEREAS, pursuant to Section 5.3 of the Exchange Agreement, any amendment to the Exchange Agreement will be effective if made in writing and signed by an officer or a duly authorized representative of each party.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall be applied as defined in the Exchange Agreement.
          SECTION 2. Amendments to the Exchange Agreement.
     (a) The Company and Treasury acknowledge and agree that Sections 4.5(b)(i) and (ii) of the Exchange Agreement are hereby deleted and replaced in their entirety as follows:
(i) At any time and from time to time following the Public Exchange Offer Closing Date, the Investor shall have the right to exchange TruPS Exchange Securities for a number of trust preferred securities (“Registrable TruPS Exchange Securities”) having an aggregate liquidation amount no less than the aggregate liquidation amount of the TruPS Exchange Securities to be exchanged and having terms and conditions and pursuant to such documentation as agreed between the Company and the Investor at the time of such exchange. Each date on which TruPS Exchange Securities are exchanged for Registrable TruPS Exchange Securities is an “Exchange Settlement Date”. For the avoidance of doubt, if the Registrable TruPS Exchange Securities are issued from time to time in more than one series, none of the Registrable TruPS Exchange Securities issued in any one series will be fungible with those issued in any other series, even if the terms of some of the Registrable TruPS Exchange Securities are substantially identical; and
(ii) On any Exchange Settlement Date, the Company shall also issue (i) debentures (“Registrable Subordinated Debentures”) in an aggregate principal amount at least equal to the aggregate principal amount of the Subordinated Debentures underlying the TruPS Exchange Securities to be exchanged and having terms and conditions and pursuant to such documentation as agreed between the Company and the Investor at the time of such exchange, and (ii) a guarantee relating to the Registrable TruPS Exchange Securities (a “Registrable Guarantee”), which guarantee shall have terms substantially identical to the terms and conditions of the Guarantee relating to the TruPS Exchange Securities to be exchanged. For the avoidance of doubt, if Registrable Subordinated Debentures and Registrable Guarantees are issued from time to time in connection with more than one series of Registrable TruPS Exchange Securities, none of the Registrable Subordinated Debentures or the Registrable Guarantees issued in connection with any one series will be fungible with those issued in connection with any other series, even if the terms of some of the Registrable Subordinated Debentures and Registrable Guarantees are substantially identical.
     (b) The Company and Treasury acknowledge and agree that the following text is hereby added as Section 4.5(f) of the Exchange Agreement:
(f) On the Exchange Settlement Date, the Company shall cause payment of accumulated and unpaid distributions from and including the last Distribution Date on which distributions were paid in full to but excluding such Exchange Settlement Date with respect to the TruPS Exchange Securities to be paid to the Investor.
     SECTION 3. Elections, Notices and Consents.
          (a) Treasury wishes to exercise its TruPS Exchange Right, as amended by this Agreement, with respect to 2,234,000 TruPS Exchange Securities on the date hereof, and hereby provides notice of such exercise to the Company pursuant to Section 4.5(c) of the Exchange Agreement.
          (b) The Company accepts this Agreement as sufficient notice of exchange from Treasury and hereby waives any rights to different notice it may have pursuant to Section 4.5(c) of the Exchange Agreement.

          (c) The Company and Treasury agree that the Registrable TruPS Exchange Securities and the Registrable Subordinated Debentures will be issued on the date hereof in the aggregate liquidation amount and aggregate principal amount, as applicable, and include the terms and conditions set forth on Annex I hereto.
          (d) Treasury hereby provides notice to the Company of its intent to distribute Registrable Securities by means of an underwritten offering pursuant to Section 4.6(a)(ii) of the Exchange Agreement (the “Underwritten Offering”).
          (e) The Company agrees to cause payment of accumulated and unpaid distributions from and including the applicable Exchange Settlement Date to but excluding the settlement date of the Underwritten Offering on any Registrable TruPS Exchange Securities sold in such Underwritten Offering to be paid to Treasury on the settlement date of the Underwritten Offering.
          SECTION 4. Power; Authorization; Enforceable Obligations; Other.
          (a) The Company hereby represents and warrants that (i) it has the power and authority to enter into this Agreement; (ii) it has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement; (iii) no consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except consents, authorizations, filings and notices as have been obtained or made and are in full force and effect (including such consent as shall have been received by the Board of Governors of the Federal Reserve System); and (iv) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          (b) The representations and warranties contained in Annex II hereto shall be true and correct on and as of the Exchange Settlement Date.
          SECTION 5. Ratification. The Exchange Agreement, as amended and supplemented by this Agreement, is in all respects ratified and confirmed, and this Agreement shall be deemed part of the Exchange Agreement.
          SECTION 6. Entire Agreement. The Exchange Agreement, as amended and supplemented by this Agreement, constitutes the entire agreement between the parties hereto, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
          SECTION 7. Effectiveness. This Agreement shall be effective and binding upon its execution and delivery by each of the parties hereto.
          SECTION 8. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORANCE WITH THE FEDERAL LAW OF THE UNITED STATES, IF AND TO THE EXTENT SUCH LAW IS APPLICABLE, AND OTHERWISE IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO THE PERFORMED ENTIRELY WITHIN SUCH STATE.

          SECTION 9. Counterparts. This Agreement may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

          In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date first herein above written.

CITIGROUP INC.
By:	/s/ John C. Gerspach
	Name:	John C. Gerspach
	Title:	Chief Financial Officer

UNITED STATES DEPARTMENT OF THE TREASURY
By:	/s/ Herbert M. Allison, Jr.
	Name:	Herbert M. Allison, Jr.
	Title:	Assistant Secretary for Financial Stability

Signature Page to Agreement Amending Exchange Agreement

ANNEX I

Terms and Conditions of the Registrable TruPS Exchange Securities (“Capital Securities”) and the Registrable Subordinated Debentures (“Junior Subordinated Debt Securities”)

Capital Securities Issuer:	Citigroup Capital XIII, a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by Citigroup Inc.

Junior Subordinated Debt	Citigroup Inc.
Securities Issuer:

Guarantee:	$25 liquidation amount per Capital Security, guaranteed by Citigroup Inc. to the extent set forth in the Registrable Guarantee.

Aggregate Liquidation Amount of Capital Securities:	$2,246,000,000 (89,840,000 Capital Securities with $25 liquidation amount per Capital Security).

Aggregate Principal	$2,246,025,000 ($25 denominations).
Amount of Junior
Subordinated Debt
Securities:

Maturity Date for Junior	October 30, 2040
Subordinated Debt
Securities:

Interest and Payment Dates:	From September 29, 2010 to but excluding October 30, 2015, 7.875% per annum payable quarterly in arrears on each January 30, April 30, July 30 and October 30, beginning January 30, 2011 (long first coupon). From and including October 30, 2015, to but excluding maturity, three-month LIBOR plus 6.37% per annum payable quarterly in arrears on each January 30, April 30, July 30 and October 30, beginning January 30, 2016. Following business day convention through and including October 30, 2015; modified following business day convention thereafter.

Interest Determination Date:	Second London banking day prior to each floating rate interest period from and including October 30, 2015.

Day Count:	From September 29, 2010 to but excluding October 30, 2015, 30/360; from and including October 30, 2015, Actual/360

Deferral of Interest:	Citigroup may defer interest for up to 5 years but not beyond the maturity or the earlier redemption of the junior subordinated debt securities. Payments on the Capital Securities will be deferred to the extent Citigroup Inc. elects to defer interest on the junior subordinated debt securities held by the Issuer.

Redemption at Issuer’s Option:	Subject to the approval of the Federal Reserve or the agency with primary oversight of regulatory capital for Citigroup Inc. (the “Capital Regulator”), if then required, Citigroup may redeem the underlying junior subordinated debt securities, and thus redeem the Capital Securities, at any time on or after October 30, 2015, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Special Event Redemption:	In addition to the Redemption at Issuer’s Option described above and subject to the approval of the Capital Regulator, if then required, Citigroup may redeem the underlying junior subordinated debt securities, and thus redeem the Capital Securities, in whole or in part, at any time after the occurrence of an Investment Company Event or a Tax Event at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Defeasance:	Applicable to the junior subordinated debt securities. Provisions of Article 4 of the Indenture apply.

Sinking Fund:	Not applicable to the junior subordinated debt securities.

ANNEX II
(i) Citigroup Capital XIII, a Delaware statutory trust (the “TruPS Issuer”) has been duly created and is validly existing and in good standing as a statutory trust under the Statutory Trust Act of the State of Delaware with the statutory trust power and authority to own property and to conduct its business, issue the Registrable TruPS Exchange Securities and to enter into and perform its obligations under the amended and restated declaration of trust (the “Declaration”), among the Company, as sponsor, the trustees named therein and the holders from time to time of undivided beneficial interests in the assets of the TruPS Issuer, and is not required to be authorized to do business in any other jurisdiction. The TruPS Issuer is not and will not be a party to or otherwise bound by any agreement other than those entered into in connection with the issuance of the Registrable TruPS Exchange Securities. The TruPS Issuer will be classified as a grantor trust and not as an association taxable as a corporation for U.S. federal income tax purposes and the TruPS Issuer is and will be treated as a consolidated subsidiary of the Company pursuant to GAAP.
(ii) The Registrable TruPS Exchange Securities have been duly and validly authorized by the TruPS Issuer and executed by a regular trustee of the TruPS Issuer and, when the Registrable TruPS Exchange Securities are issued and delivered pursuant to this Agreement, the Registrable TruPS Exchange Securities will represent validly issued, fully paid and non-assessable (subject to Sections 3.10(a)(vi), 9.2 and 9.8 of the Declaration) undivided beneficial interests in the assets of the TruPS Issuer. Holders of the Registrable TruPS Exchange Securities will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. The issuance of the Registrable TruPS Exchange Securities will not be subject to any preemptive rights.
(iii) The Declaration has been duly and validly authorized by the Company and has been duly executed and delivered by the Company and the regular trustees named in the Declaration, and assuming due execution and delivery by the institutional trustee and the Delaware trustee, the Declaration will be a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Declaration has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder (together, the “Trust Indenture Act”) and does comply in all material respects with the applicable requirements of the Trust Indenture Act.
(iv) The Registrable Guarantee has been duly and validly authorized by the Company and has been duly executed and delivered by the Company, and assuming due execution and delivery by the guarantee trustee, the Registrable Guarantee will be a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Registrable Guarantee has been duly qualified under the Trust Indenture Act and does comply in all material respects with the applicable requirements of the Trust Indenture Act.

(v) The indenture (the “Indenture”) between the Company and the trustee named therein relating to the Registrable Subordinated Debentures has been duly and validly authorized by the Company and duly executed and delivered by the Company, and assuming due execution and delivery by the indenture trustee, the Indenture is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Indenture has been duly qualified under the Trust Indenture Act and does comply in all material respects with the Trust Indenture Act.
(vi) The Registrable Subordinated Debentures have been duly and validly authorized by the Company and, when authenticated by the indenture trustee in the manner provided for in the Indenture and issued in accordance with the Indenture and delivered to the TruPS Issuer against consideration therefor, will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.
(vii) The regular trustees of the TruPS Issuer are officers of the Company and have been duly authorized by the Company to execute and deliver the Declaration.
(viii) The TruPS Issuer is not now, nor after giving effect to the transactions contemplated in the Agreement will be, and the TruPS Issuer is not controlled by, or acting on behalf of any person which is, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.